EXHIBIT 12.2


                     The Rouse Company and Subsidiaries

         Computation of Ratio of Earnings to Combined Fixed Charges
                 and Preferred Stock Dividend Requirements
                           (dollars in thousands)

                                               Nine Months ended
                                                  September 30,                           Year ended December 31,
                                             ----------------------    ------------------------------------------------------------
                                                1998         1997         1997        1996         1995         1994        1993
                                             ---------    ---------    ---------    ---------    ---------    ---------   ---------
Earnings before income taxes, extraordinary
  items and cumulative effect of change
  in accounting principle                    $  85,544    $  58,442    $  73,826    $  43,605    $  10,169    $  13,336   $   3,072
Fixed charges:
  Interest costs                               155,578      174,127      231,098      230,960      219,838      220,971     219,705
  Capitalized interest                         (16,206)     (16,965)     (23,608)     (10,579)      (6,875)      (7,388)     (8,899)
  Amortization of debt issuance costs            1,070        1,478        1,645        2,066        2,527        2,146       2,801
  Distributions on Company-obligated
   mandatorily redeemable preferred
   securities of a trust holding solely
   Parent Company subordinated
   debt securities                               9,539        9,539       12,719       12,719        1,204         --           --
  Portion of rental expense representative
   of interest factor (1)                        4,613        4,949        7,949        8,487        8,266       10,788      15,988
Support for debt service costs provided
   to affiliates accounted for under the
   equity method                                  --           --           --           --           --           --            31
Adjustments to earnings (loss):
  Minority interest in earnings of
   majority-owned subsidiaries having
   fixed charges                                 2,090        2,270        3,178        1,164        2,026        2,234       1,909
  Undistributed earnings of less than
   50%-owned subsidiaries                         --           --            (34)         (88)        (189)        (564)        (68)
  Previously capitalized interest amortized
   into earnings:
   Depreciation of operating properties (2)      3,144        2,972        3,962        3,866        3,764        3,670       3,605
   Cost of land sales (3)                         --          3,831        5,025        1,778        1,421        1,580       1,627
                                             ---------    ---------    ---------    ---------    ---------    ---------   ---------

   Earnings available for fixed charges
     and Preferred stock dividend
     requirements                            $ 245,372    $ 240,643    $ 315,760    $ 293,978    $ 242,151    $ 246,773   $ 239,771
                                             =========    =========    =========    =========    =========    =========   =========

Combined fixed charges and Preferred stock
  dividend requirements:
  Interest costs                             $ 155,578    $ 174,127    $ 231,098    $ 230,960    $ 219,838    $ 220,971   $ 219,705
  Amortization of debt expense                   1,070        1,478        1,645        2,066        2,527        2,146       2,801
  Distributions  on  Company-obligated
   mandatorily  redeemable  preferred
   securities of a trust holding solely
   Parent Company subordinated debt
   securities                                    9,539        9,539       12,719       12,719        1,204         --           --
  Portion of rental expense representative
   of interest factor (1)                        4,613        4,949        7,949        8,487        8,266       10,788      15,988
  Support for debt service costs provided
   to affiliates accounted for under
   the equity method                               --          --          --           --           --           --             31
  Preferred stock dividend requirements (4)      9,114       12,125       10,313       17,555       24,402       21,802      18,968
                                             ---------    ---------    ---------    ---------    ---------    ---------   ---------
   Total combined fixed charges and Preferred
   stock dividend requirements               $ 179,914    $ 202,218    $ 263,724    $ 271,787    $ 256,237    $ 255,707   $ 257,493
                                             =========    =========    =========    =========    =========    =========   =========

Ratio of earnings to combined fixed charges
  and Preferred stock dividend requirements (5)   1.36         1.19         1.20         1.08         --           --           --
                                             =========    =========    =========    =========    =========    =========   =========


                     The Rouse Company and Subsidiaries

         Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements



(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $1,479,000 and $1,608,000 for the nine months ended September 30, 1998 and 1997, respectively, and $3,158,000 $3,844,000, $3,644,000, $6,232,000 and $10,006,000 for the years ended
     December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(2) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.
(3) Represents 10% of cost of Columbia land sales and 5% of cost of Summerlin land sales, the portions of such costs considered to be reasonable estimates of the interest factor prior to 1998. On December 31, 1997 certain wholly owned subsidiaries, including those that conducted substantially all of the Company's land sales and community development activities, issued 91% of their voting common stock to The Rouse Company Incentive Compensation Statutory Trust. These sales were made at fair value and as part of the Company's plan to meet the qualifications for REIT status. The Company retained the remaining voting stock of the ventures and holds shares of nonvoting common and/or preferred stock which, taken together, comprise substantially all (at least 98%) of the financial interest in them. As a result of its disposition of the majority voting interests in the ventures, the Company began accounting for its investment in them using the equity method effective December 31, 1997. Accordingly, the period after December 31, 1997 includes no adjustment for the interest portion of the cost of land sales.

(4) Represents estimated pre-tax earnings required to cover Preferred stock dividend requirements. Amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 0% for the nine months ended September 30, 1998 and for the year ended December 31, 1997. Amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 40% for the nine months ended September 30, 1997 and for the years ended December 31, 1996, 1995, 1994 and 1993. The Company will elect to be taxed as a REIT beginning in 1998. Management believes that the Company met the qualifications for REIT status as of December 31, 1997, intends for it to continue to meet the qualifications in the future and does not expect the Company will be liable for income taxes or taxes on "built-in gains" on its assets at the Federal level or in most states in future years. Accordingly, the Company eliminated substantially all of its existing deferred tax assets and liabilities at December 31, 1997 and does not expect to provide for Federal or most state deferred income taxes in 1998 or future years.

(5) Total combined fixed charges and Preferred stock dividend requirements exceeded the Company's earnings available for combined fixed charges and Preferred stock dividend requirements by $14,086,000, $8,934,000 and $17,722,000 for the years ended December 31, 1995, 1994 and 1993, respectively.